SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                          Commission File Number 000-49856

                              NOTIFICATION OF LATE FILING

(Check One):

 | | Form 10-KSB  | | Form 11-K  | | Form 20-F  |X| Form 10-Q | | Form N-SAR

                      For the Quarter Ended September 30, 2004

                    | |    Transition Report on Form 10-K
                    | |    Transition Report on Form 20-F
                    | |    Transition Report on Form 11-K
                    | |    Transition Report on Form 10-Q
                    | |    Transition Report on Form N-SAR

               For the Transition Period Ended:_______________________________

Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _________________


                                    PART I

REGISTRANT INFORMATION

Weston Technologies Corp.
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Full name of registrant

N/A
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Former name if applicable

80 Wall Street, Suite 818,
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Address of principal executive office (Street and number)

New York, NY 10005
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City, state and zip code


                                    PART II

                              RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  |X|  | (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  | |  | (b)  The subject annual report, semi-annual report, transition report on Form10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  | |  | (c)  The accountant's statement or other exhibit required by Rule12b-
              25(c) has been attached if applicable.


                                     PART III

                                     NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company is actively seeking a new auditor to review its financial statements to be included with its Quarterly Report on Form 10QSB for the quarter ended September 30, 2004. The Company needs additional time to complete the subject Form 10QSB.


                                      PART IV

                                  OTHER INFORMATION

 (1) Name and telephone number of person to contact in regard to this notification:

        Isaacs K. Li                       (212) 809-1200
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           (Name)                     (Area Code) (Telephone Number)

 (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
     no, identify report(s).           |X| Yes    | |   No

 (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?   |X| Yes    | |  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                            Weston Technologies Corp.
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                    (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  November 15, 2004


By:  /s/ Isaacs K. Li
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Isaacs K. Li, Chief Financial Officer